UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 29, 2020

GROM SOCIAL ENTERPRISES, INC.

(Exact name of registrant as specified in its charter)

Florida (State or other jurisdiction of incorporation)	000-55585 (Commission File Number)	46-5542401 (I.R.S. Employer Identification No.)

2060 NW Boca Raton Blvd., #6 Boca Raton, FL 33431 (Address of principal executive offices)	33431 (Zip Code)

Registrant’s telephone number, including area code: (561) 287-5776

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company          ☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01	Other Events.

On March 4, 2020, the Securities and Exchange Commission (the “SEC”) issued an order (as modified on March 25, 2020, the “SEC Order”), providing conditional relief to public companies that are unable to timely comply with their filing obligations as a result of the outbreak of the novel coronavirus (“COVID-19”). On March 30, 2020, Grom Social Enterprises, Inc., a Florida corporation (the “Company”), elected to rely on the conditional filing relief provided under the SEC Order by filing a Current Report on Form 8-K to obtain 45 additional days within which to file its Annual Report on Form 10-K for the fiscal year ended December 31, 2019 (the “Form 10-K”). The filing of this Form 8-K effectively moved the due date for the filing of the Form 10-K to May 14, 2020. At the expiration of the additional 45-day period, the Company was still unable to file the Form 10-K, because it needed additional time to complete certain disclosures and analyses to be included in the Form 10-K due to the ongoing impact of COVID-19. Therefore, the Company filed a Notification of Late Filing on Form 12b-25 to obtain the additional 15-day extension for the filing of the Form 10-K to May 29, 2020. Unfortunately, due the continued effects of COVID-19, the Company is still not able to file the Form 10-K at this time. Pursuant to SEC guidance, companies requiring additional assistance relating to COVID-19 were encouraged to contact SEC’s staff to request additional relief. The Company has made inquiries to the SEC regarding additional filing extensions or other relief due to the prolonged inability to timely comply with its reporting obligations and awaits a response. In the meantime, the Company continues to work closely with its auditors and accounting personnel on the completion of the Form 10-K, and expects it will be able to file shortly, within the next 15-30 days.

As previously reported, the Company has experienced significant disruptions to its business and operations due to circumstances related to COVID-19. The preparation of the Form 10-K, including financial statements and completion of the auditing process, has been delayed by government-imposed quarantines, office closings and travel restrictions, which affect both the Company’s and its service providers’ personnel. Specifically, the Company has significant operations in Manila, Philippines, which has been locked down by the government since March 12, 2020, due to concerns related to the spread of COVID-19. As a result of the Philippines government’s call to contain COVID-19, the Company’s animation studio, located in Manila, Philippines, which accounts for approximately 90% of the Company’s total revenues on a consolidated basis, has been closed. Although the government has begun to ease restrictions, only a small portion of the Company’s workforce in Manila, Philippines has been able to return to work. In addition, continued travel restrictions in the Philippines, Hong Kong and the United States have resulted in limited access to the Company’s financial records and data, and the Company’s accounting personnel, and service providers involved in the completion of the Form 10-K, have been hindered in their ability to compile and process records, receipts and information required to prepare, complete and timely file the Form 10-K. As such, the Company requires additional time to prepare and finalize its Form 10-K due to circumstances related to COVID-19.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 29, 2020	GROM SOCIAL ENTERPRISES, INC

	By:	/s/ Darren Marks
	Name:	Darren Marks
	Title:	President and Chief Executive Officer